UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 1, 2012 (August 1, 2012)

EVERTEC, LLC

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Puerto Rico	333-173504	66-0449729
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

Cupey Center Building, Road 176 Kilometer 1.3 San Juan, Puerto Rico		00926
(Address of principal executive offices)		(Zip Code)

(787) 759-9999

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On August 1, 2012, Philip E. Steurer, age 43, was appointed Executive Vice President and Chief Operating Officer of EVERTEC, LLC (“EVERTEC”). Previously, Mr. Steurer served as Senior Vice President for First Data Corporation from 2001 to 2012. Prior to that role, Mr. Steurer served as Unit Manager, Credit Services for Sears, Roebuck and Co. from 1999 to 2001.

In connection with Mr. Steurer’s appointment as EVERTEC’s Executive Vice President and Chief Operating Officer, Mr. Steurer and EVERTEC entered into an employment agreement, dated as of August 1, 2012 (the “Steurer Employment Agreement”).

The terms of the Steurer Employment Agreement provide for, among other things, an annual base salary of $235,000 (which will be pro-rated for any partial calendar year of service), subject to annual review by the Board of Managers of EVERTEC (the “Board”), and an annual bonus opportunity of up to 75% of base salary contingent upon the achievement of qualitative and quantitative performance goals established by the Board. With respect to fiscal year 2012, however, Mr. Steurer is entitled to receive a guaranteed bonus equal to $100,000. Mr. Steurer is eligible to participate in EVERTEC’s retirement and other employee benefit plans and policies that it makes generally available to other executives, except severance plans or policies. EVERTEC will also reimburse Mr. Steurer for reasonable costs associated with his relocation to Puerto Rico.

In addition, Mr. Steurer and Carib Latam Holdings, Inc., EVERTEC’s indirect parent (“Holdings”), entered into a Stock Option Agreement (the “Steurer Option Agreement”), dated as of August 1, 2012, in accordance with Holdings’ Amended and Restated 2010 Equity Incentive Plan. The Steurer Option Agreement provides for a grant of 50,000 Tranche A Options, 50,000 Tranche B Options and 50,000 Tranche C Options to purchase class B non-voting common stock of Holdings, each with an exercise price of $12.08 per share.

Mr. Steurer and Holdings also entered into a Subscription Agreement, dated as of August 1, 2012, pursuant to which Mr. Steurer has agreed to purchase 16,556 shares of class B non-voting common stock of Holdings at a price of $12.08 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERTEC, LLC (Registrant)

Date: August 1, 2012	By:	/s/ Juan J. Román
Name: Juan J. Román
Title: Chief Financial Officer